Stan J.H. Lee, CPA
         2160 North Central Rd Suite 203  Fort Lee  NJ 07024
               P.O. Box 436402 San Ysidro CA 92143-9402
           619-623-7799  Fax 619-564-3408  stan2u@gmail.com




To Whom It May Concerns:


The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of January 20, 2010, on the audited financial statements of Flex Capital Corp. as of December 31, 2009 and for the period beginning October 27, 2009 ( its inception) to December 31, 2009 in Form S-1/A Amendment No 5 to be filed on or around November 8, 2010 with the U.S. Securities and Exchange Commission.


Very truly yours,


/s/ Stan J.H. Lee, CPA
______________________
Stan J.H. Lee, CPA
November 8, 2010